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                                                              EXHIBIT (h)(12)(c)

[LOGO] American General
       Life Companies

                                December 9, 2010

The Universal Institutional Funds, Inc.
522 Fifth Avenue
New York, New York 10036

Re:      (1)      Participation Agreement, dated as of May 15, 1998, among
                  American International Life Assurance Company of New York ("AI
                  Life"), The Universal Institutional Funds, Inc. (formerly
                  Morgan Stanley Universal Funds, Inc.) ("UIF"), and Morgan
                  Stanley Investment Management Inc. (formerly Morgan Stanley
                  Asset Management Inc. and Miller Anderson & Sherrerd, LLP)
                  ("MSIM") ("Participation Agreement");
         (2)      Letter Agreement, dated May 1, 2000, between MSIM and AI Life
                  ("Fee Letter"); and
         (3)      Rule 22c-2 Information Sharing and Restricted Trading
                  Agreement, dated April 16, 2007, between Morgan Stanley
                  Distribution, Inc. and AI Life ("Rule 22c-2 Agreement")
                  (Participation Agreement, Fee Letter and Rule 22c-2 Agreement are collectively referred to hereinafter as the "Agreements")

Dear Fund Partner:

         As you may already be aware, AI Life will be merging with and into The United States Life Insurance Company in the City of New York ("USL"), the surviving company, effective December 31, 2010 (hereinafter referred to as the "Merger").

         Pursuant to the above-referenced Participation Agreement, certain UIF Portfolios have acted as investment vehicles for separate accounts established by AI Life for variable life insurance policies and variable annuity contracts (the "Contracts").

         As a result of the Merger, all rights, duties and obligations arising under the Agreements will be effectively assigned to USL, which will assume the rights, duties and obligations of AI Life thereunder.

         Pursuant to Article 12.8 of the Participation Agreement, AI Life hereby requests your consent to the assignment of its rights, duties and obligations under such agreement to USL. AI Life also requests your consent to the assignment of the rights, duties and obligations of AI Life under the Fee Letter and Rule 22c-2 Agreement to USL. Please indicate your consent to these assignments by signing below. The consent to the assignments will be effective December 31, 2010. In all other respects, the Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

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         If you have any questions regarding this matter, please contact
_____________ at _________ or_________ at ___________.

AMERICAN INTERNATIONAL LIFE
ASSURANCE COMPANY OF NEW YORK

                                           ATTEST:

By:                                        By:
   ----------------------------------         ----------------------------------

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

                                           ATTEST:

By:                                        By:
   ----------------------------------         ----------------------------------

CONSENTED TO, ACKNOWLEDGED AND AGREED:
--------------------------------------

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.


By:
   ----------------------------------

MORGAN STANLEY DISTRIBUTION, INC.


By:
   ----------------------------------

MORGAN STANLEY INVESTMENT MANAGEMENT INC.


By:
   ----------------------------------

                      AMERICAN GENERAL LIFE COMPANIES, LLC
                 2929 Allen Parkway, A30-25 . Houston, TX 77019